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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



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
                                          Three months ended        Nine months ended
                                                July 31,                 July 31,
                                         ---------------------     --------------------
                                           1997         1996         1997        1996
                                         --------     --------     --------    --------
Primary Earnings Per Share:
Earnings data:
  Net income (loss)                      $   (603)      (2,097)       1,481       4,615
                                         ========     ========     ========    ========

Weighted average shares outstanding:
  Average shares of common stock
  outstanding                              17,627       17,365       17,649      17,058
Net effect of dilutive stock
  options--based on the treasury
  stock method using average
  market price                                  0            0          287       1,390
                                         --------     --------     --------    --------
  Weighted average shares outstanding      17,627       17,365       17,936      18,448
                                         ========     ========     ========    ========

Earnings per common share:
  Net income (loss)                      $  (0.03)       (0.12)        0.08        0.25
                                         ========     ========     ========    ========
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